Exhibit 99.1

News Release
Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Fax: 704-731-1511
Phone:	704-731-1527	www.enproindustries.com

Email:	don.washington@enproindustries.com
EnPro Industries Announces Fourth Quarter and Full Year 2010 Results
•	Strengthening markets and improving volumes benefit full year and fourth quarter results in Sealing Products and Engineered Products

•	Engine Products and Services sales remained strong and segment profits improved 16% for the full year; as expected, the segment’s fourth quarter results declined from a year ago primarily because of the timing of engine shipments in 2010

•	Full year consolidated net income in 2010 was $155.4 million while consolidated net income in the fourth quarter of 2010 was $6.3 million; this compares to a net loss of $139.3 million for the full year of 2009 and a net loss of $38.6 million in the fourth quarter of 2009

•	Full year consolidated net income before selected items was $49.0 million in 2010; GST earned an additional $11.8 million before selected items in the period after deconsolidation; in 2009, consolidated net income before selected items was $34.8 million

•	Consolidated operations generated earnings before interest, taxes, depreciation, amortization and asbestos-related expenses (EBITDAA) of $121.8 million in 2010; GST’s EBITDAA was $19.4 million in the period following deconsolidation

•	A significant portion of EnPro’s 2010 year-end cash balance of $219 million has been used to complete acquisitions in 2011

•	Improving markets and the contributions of strategic initiatives and recent acquisitions should benefit results throughout 2011
CHARLOTTE, N.C., February 16, 2011 — EnPro Industries (NYSE: NPO) today reported net income of $6.3 million, or $0.30 a share, for the fourth quarter of 2010. This compares to a net loss of $38.6 million, or $1.93 a share, in the fourth quarter of 2009.
Results for the fourth quarter and full year of 2010 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition to establish a trust to resolve all current and future asbestos claims against it under Section 524(g) of the U.S. Bankruptcy Code. Deconsolidation is required by accounting regulations, which do not permit the restatement of results of prior periods to reflect the deconsolidation. However, to aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis. The schedule presents results for the fourth quarters and full years of 2010 and 2009 as if the deconsolidation of GST had occurred on January 1, 2009.
Before selected items, EnPro’s consolidated net income in the fourth quarter of 2010 was $6.4 million. At GST, income before selected items was $4.6 million in the fourth quarter. In the fourth quarter of 2009, when GST was consolidated in EnPro’s results, income before selected items was $12.3 million. A table listing these items and their effect on EnPro’s consolidated net income in both periods is included in this release.

Consolidated sales were $191.5 million in the fourth quarter of 2010, while GST reported third party sales of $45.1 million in the quarter. In the fourth quarter of 2009, when GST was included in EnPro’s consolidated results, sales were $223.2 million.
Consolidated earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA) were $17.4 million in the fourth quarter of 2010; GST reported EBITDAA of $7.2 million. In the fourth quarter of 2009, consolidated EBITDAA, including GST, was $30.3 million.
“Overall, our operations performed well in the fourth quarter of 2010,” said Steve Macadam, president and chief executive officer. “With the exception of Fairbanks Morse Engine, where the timing of engine shipments affected results, our operations reported improved sales and earnings as markets strengthened and volumes increased. The quarter continued the positive trends we saw throughout 2010 as we benefited from growing strength in many of our markets, our strategic initiatives for continuous improvement and acquisitions that broadened the reach of our operations. In addition, GST took a step during 2010 that we anticipate will lead to a fair and permanent resolution of asbestos claims against it. We are confident that our accomplishments over the past year and the current state of our markets put us on the correct course for continued growth during 2011.”
Full Year Results
For the full year of 2010, EnPro reported net income of $155.4 million, or $7.51 a share, compared to a net loss of $139.3 million, or $6.97 a share, in 2009.
Before selected items, consolidated net income in 2010 was $49.0 million; in addition, GST recorded net income of $11.8 million on that basis in the period following its deconsolidation on June 5. In 2009, consolidated net income before selected items was $34.8 million, including earnings from GST. A table listing these items and their affect on EnPro’s consolidated net income in both years is included in this release.
Consolidated sales in 2010 were $865.0 million, while GST recorded additional third-party sales of $105.0 million during the period following its deconsolidation. In 2009, when GST was included in consolidated results, EnPro reported sales of $803.0 million. The increase in consolidated sales compared to 2009 was primarily the result of organic growth with a smaller portion attributable to acquisitions.
Consolidated EBITDAA was $121.8 million in 2010; GST generated additional EBITDAA of $19.4 million following its deconsolidation on June 5. In 2009, when GST was included in consolidated results for the full year, EBITDAA was $97.1 million. As a percent of consolidated sales, EBITDAA improved to 14.1% in 2010 from 12.1% in 2009.
Garlock Sealing Technologies
Third party sales at GST and its subsidiaries were $45.1 million in the fourth quarter of 2010, an improvement of 14% from the levels of a year ago, when those businesses were included in EnPro’s consolidated results. GST and its subsidiaries benefited from increased demand from the steel industry, process industries and other markets in North America as general economic conditions grew stronger. Higher volumes, improved pricing and the absence of restructuring costs in 2010 benefited GST’s operating profits, which improved by 18% to $5.9 million, while operating profit margins grew to 13.1% in 2010 from 12.6% in the fourth quarter of 2009. GST’s operating profit and operating profit margins do not reflect expenses of $5.4 million incurred in connection with the asbestos claims resolution process.
Sealing Products Segment

($ Millions)
Quarter Ended	12/31/10	12/31/09
Sales	$88.1	$104.3
EBITDA	$19.3	$18.1
EBITDA Margin	21.9%	17.4%
Segment Profit	$15.8	$13.7
Segment Margin	17.9%	13.1%

Despite the deconsolidation of GST, Sealing Products segment profits improved by 15% to $15.8 million in the fourth quarter of 2010, and segment profit margins increased by almost five percentage points to 17.9% as volumes grew and prices increased for selected products. Sales in the Sealing Products segment declined to $88.1 million as the result of the deconsolidation.
The Garlock companies included in EnPro’s consolidated results reported higher demand from upstream oil and gas, power generation and semiconductor markets, and the benefits of the acquisition of companies involved in aerospace markets. Sales in these operations were up 19% over the fourth quarter of 2009 and profits improved by almost 50%. In Stemco’s heavy-duty truck markets, both original equipment and aftermarket demand was very strong and sales of wheel-end products, braking products and suspension system components increased. These conditions led Stemco’s sales to increase by 30% and profits to more than double.
Engineered Products Segment

($ Millions)
Quarter Ended	12/31/10	12/31/09
Sales	$77.1	$65.6
EBITDA	$6.6	$6.3
EBITDA Margin	8.6%	9.6%
Segment Profit	$1.7	$1.4
Segment Margin	2.2%	2.1%
Increased demand for GGB Bearing Technology’s products was the primary factor behind an 18% improvement in sales in the Engineered Products segment. GGB reported a modest profit in the fourth quarter after reporting a loss in the fourth quarter of 2009, but costs associated with growth and other initiatives at Compressor Products International (CPI) limited the improvement in the segment’s profits.
All of GGB’s major product segments in Europe and the Americas reported increased demand, and sales improved by 26% before the negative effect of currency translation. Even though volumes remain well below peak levels, the combination of volume increases and cost reduction programs helped GGB record a small profit in the fourth quarter of 2010. At CPI, sales grew primarily from acquisitions, but the business also reported favorable conditions in refining markets in the United States, Europe and South America. In CPI’s North American natural gas markets, activity remained low due to high storage levels and weak demand. Costs associated with establishing new service centers, the implementation of a new ERP system and various other growth-related initiatives reduced CPI’s segment profits below the level recorded in the fourth quarter of 2009.
Engine Products and Services Segment

($ Millions)
Quarter Ended	12/31/10	12/31/09
Sales	$26.6	$53.6
EBITDA	$4.9	$10.7
EBITDA Margin	18.4%	20.0%
Segment Profit	$4.0	$9.6
Segment Margin	15.0%	17.9%
Fairbanks Morse Engine (FME) completed the full year of 2010 with sales equaling the record levels of 2009 and segment profits improving by 16%. As anticipated, however, schedules established by customers required FME to ship only one engine in the fourth quarter of 2010 compared to six in the fourth quarter of 2009, and sales declined by 50% compared to the fourth quarter of 2009. Lower engine sales and reduced aftermarket activity led to decreased segment profits in the fourth quarter while the segment’s profit margins returned to the mid-teens.

Cash Flows
At December 31, 2010, the company’s consolidated cash balance stood at $219.2 million, while in addition GST held a cash balance of $87.1 million. At December 31, 2009, EnPro’s consolidated cash balance was $76.8 million.
EnPro’s 2010 cash balance benefited from $138.2 million, net of taxes, received from the sale of Quincy Compressor; however, it was reduced by the reclassification of $29.5 million as a result of the deconsolidation of GST, capital expenditures of $21.9 million and $25.9 million spent to complete four acquisitions. Acquisitions which have closed or are expected to close in the first quarter of 2011 will reduce the company’s year-end cash balance by approximately $155 million.
In 2009, the company spent $51.1 million to complete five acquisitions and had capital expenditures of $22.1 million.
EnPro’s consolidated operating activities generated cash of $84.4 million in 2010, excluding taxes paid on the sale of Quincy Compressor, compared to $59.0 million in 2009.
Outlook
“The condition of our markets and the programs that improved our results in 2010 should continue to benefit us in 2011,” said Macadam. “In our Engine Products and Services segment we expect sales and engine shipments will be similar to 2010, but profits are likely to be slightly lower because of a less attractive mix and higher research and development spending.” Macadam noted that the current 2011 schedule places half of the year’s new engine sales in the first quarter and half in the third quarter. Consequently, sales in those quarters should be substantially higher than in the second and fourth quarters.
“In our Sealing Products and Engineered Products segments as well as at GST, sales and profits should benefit from higher demand and stronger volumes from a number of markets, including heavy-duty trucking, and oil and gas processing and refining,” Macadam continued. “Even though the deconsolidation of GST will be reflected in year over year comparisons, growth in our markets and the contributions of acquisitions should offset a significant portion of the effect of GST’s deconsolidation.” As previously noted, the deconsolidation resulted from the commencement of the asbestos claims resolution process GST entered into in June 2010.
“The acquisitions of Rome Tool and Die, PSI, and the Mid Western companies should contribute sales of about $100 million in 2011. We expect they will be modestly accretive to 2011 earnings, and we’re confident their value will increase as we integrate them fully into our continuous improvement programs,” Macadam said.
Since the announcement of the sale of Quincy Compressor in December 2009, EnPro has announced seven acquisitions and a strategic alliance for a total investment of approximately $180 million. Macadam concluded: “We have continued to redeploy the proceeds from the sale of Quincy to strengthen our position in businesses where we have strong market shares and attractive prospects for growth. Those are the keys to our acquisition strategy, and we expect to identify opportunities to make additional acquisitions in the future.”
Conference Call and Webcast Information
EnPro will hold a conference call today, February 16, at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2010 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 40100857. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.
Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for the fourth quarter and full year of 2010 and 2009 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended September 30, 2010, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended December 31, 2010 and 2009
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2010	2009

Net sales	$191.5	$223.2	$865.0	$803.0
Cost of sales	121.0	143.2	541.0	523.8

Gross profit	70.5	80.0	324.0	279.2

Operating expenses:
Selling, general and administrative expenses	63.4	60.3	242.9	224.3
Asbestos-related expenses	—	93.9	23.3	135.5
Goodwill impairment charge	—	—	—	113.1
Other operating expense	1.0	2.8	3.4	10.5

Total operating expenses	64.4	157.0	269.6	483.4

Operating income (loss)	6.1	(77.0)	54.4	(204.2)

Interest expense	(9.7)	(3.0)	(27.5)	(12.3)
Interest income	0.4	0.3	1.6	0.9
Gain on deconsolidation of GST	—	—	54.1	—
Other income (expense), net	—	(1.7)	—	17.4

Income (loss) from continuing operations before income taxes	(3.2)	(81.4)	82.6	(198.2)
Income tax benefit (expense)	9.5	42.1	(21.3)	54.6

Income (loss) from continuing operations	6.3	(39.3)	61.3	(143.6)
Income from discontinued operations, net of taxes	—	0.7	94.1	4.3

Net income (loss)	$6.3	$(38.6)	$155.4	$(139.3)

Basic earnings (loss) per share:
Continuing operations	$0.31	$(1.96)	$3.01	$(7.19)
Discontinued operations	—	0.03	4.63	0.22

Net income (loss) per share	$0.31	$(1.93)	$7.64	$(6.97)

Average common shares outstanding (millions)	20.4	20.0	20.3	20.0

Diluted earnings (loss) per share:
Continuing operations	$0.30	$(1.96)	$2.96	$(7.19)
Discontinued operations	—	0.03	4.55	0.22

Net income (loss) per share	$0.30	$(1.93)	$7.51	$(6.97)

Average common shares outstanding (millions)	21.1	20.0	20.7	20.0

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended December 31, 2010 and 2009
(Stated in Millions of Dollars)

	2010	2009

Operating activities of continuing operations
Net income (loss)	$155.4	$(139.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	(94.1)	(4.3)
Taxes related to sale of discontinued operations	(50.9)	—
Gain on deconsolidation of GST, net of taxes	(33.8)	—
Depreciation	23.3	27.0
Amortization	16.3	13.3
Accretion of debt discount	5.8	5.2
Goodwill impairment charge	—	113.1
Loss on sale of assets	—	0.3
Deferred income taxes	(2.4)	(67.7)
Stock-based compensation	6.9	1.8
Excess tax benefits from stock-based compensation	(0.8)	—
Change in assets and liabilities, net of effects of acquisitions and deconsolidation of businesses:
Asbestos liabilities, net of insurance receivables	26.0	95.6
Accounts and notes receivable	(43.9)	29.5
Inventories	5.2	(8.4)
Accounts payable	2.1	(0.2)
Other current assets and liabilities	12.6	(3.5)
Other non-current assets and liabilities	5.8	(3.4)

Net cash provided by operating activities of continuing operations	33.5	59.0

Investing activities of continuing operations
Purchases of property, plant and equipment	(21.9)	(22.1)
Proceeds from liquidation of investments	—	7.4
Divestiture of business	189.1	—
Deconsolidation of GST	(29.5)	—
Acquisitions, net of cash acquired	(25.9)	(51.1)
Other	0.1	(0.5)

Net cash provided by (used in) investing activities of continuing operations	111.9	(66.3)

Financing activities of continuing operations
Repayments of short-term borrowings	(6.1)	—
Repayments of debt	(0.1)	(9.9)
Proceeds from issuance of common stock	0.8	0.4
Excess tax benefits from stock-based compensation	0.8	—

Net cash used in financing activities of continuing operations	(4.6)	(9.5)

Cash flows of discontinued operations
Operating cash flows	1.9	18.1
Investing cash flows	(0.1)	(2.7)

Net cash provided by discontinued operations	1.8	15.4

Effect of exchange rate changes on cash and cash equivalents	(0.2)	1.9

Net increase in cash and cash equivalents	142.4	0.5
Cash and cash equivalents at beginning of period	76.8	76.3

Cash and cash equivalents at end of period	$219.2	$76.8

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$7.2	$7.4
Income taxes	$56.5	$13.2
Asbestos-related claims and expenses, net of insurance recoveries	$3.8	$39.8

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2010 and 2009
(Stated in Millions of Dollars)

	2010	2009

Current assets
Cash and cash equivalents	$219.2	$76.8
Accounts and notes receivable	142.1	112.7
Asbestos insurance receivable	—	67.2
Inventories	77.0	86.1
Other current assets	38.6	52.2
Assets of discontinued operations	—	57.5

Total current assets	476.9	452.5

Property, plant and equipment	140.2	185.4
Goodwill	112.1	125.7
Other intangible assets	115.1	116.0
Investment in GST	236.9	—
Asbestos insurance receivable	—	171.4
Deferred income taxes	20.5	119.9
Other assets	46.6	50.3

Total assets	$1,148.3	$1,221.2

Current liabilities
Short-term borrowings from GST	$22.1	$—
Current maturities of long-term debt	—	0.1
Accounts payable	57.5	56.5
Asbestos liability	—	85.4
Other accrued expenses	100.3	71.7
Liabilities of discontinued operations	—	16.2

Total current liabilities	179.9	229.9

Long-term debt	135.8	130.3
Notes payable to GST	227.2	—
Asbestos liability	—	406.9
Pension liability	84.1	84.8
Other liabilities	44.9	57.7

Total liabilities	671.9	909.6

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	411.3	402.7
Retained earnings (accumulated deficit)	60.7	(94.7)
Accumulated other comprehensive income	5.6	4.8
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders’ equity	476.4	311.6

Total liabilities and shareholders’ equity	$1,148.3	$1,221.2

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Years Ended December 31, 2010 and 2009
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Sealing Products	$88.1	$104.3	$397.6	$399.4
Engineered Products	77.1	65.6	302.5	238.3
Engine Products and Services	26.6	53.6	166.0	166.7

	191.8	223.5	866.1	804.4
Less intersegment sales	(0.3)	(0.3)	(1.1)	(1.4)

	$191.5	$223.2	$865.0	$803.0

Segment Profit (Loss)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Sealing Products	$15.8	$13.7	$70.3	$55.8
Engineered Products	1.7	1.4	16.3	(13.3)
Engine Products and Services	4.0	9.6	35.5	30.5

	$21.5	$24.7	$122.1	$73.0

Segment Margin

	Quarters Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Sealing Products	17.9%	13.1%	17.7%	14.0%
Engineered Products	2.2%	2.1%	5.4%	(5.6)%
Engine Products and Services	15.0%	17.9%	21.4%	18.3%

	11.2%	11.1%	14.1%	9.1%

Reconciliation of Segment Profit to Income from Continuing Operations

	Quarters Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Segment profit	$21.5	$24.7	$122.1	$73.0
Corporate expenses	(12.4)	(8.8)	(36.7)	(28.9)
Asbestos-related expenses	—	(93.9)	(23.3)	(135.5)
Goodwill impairment charge	—	—	—	(113.1)
Gain on deconsolidation of GST	—	—	54.1	—
Interest expense, net	(9.3)	(2.7)	(25.9)	(11.4)
Other income (expense), net	(3.0)	(0.7)	(7.7)	17.7

Income (loss) from continuing operations before income taxes	(3.2)	(81.4)	82.6	(198.2)
Income tax benefit (expense)	9.5	42.1	(21.3)	54.6

Income (loss) from continuing operations	$6.3	$(39.3)	$61.3	$(143.6)

Segment profit (loss) is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and Other
Selected Items to Net Income (Loss) from Continuing Operations (Unaudited)

For the Quarters and Years Ended December 31, 2010 and 2009
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2010		2009
	$	Per share	$	Per share
Income before asbestos-related expenses and other selected items	$6.4	$0.30	$12.3	$0.60

Adjustments (net of tax):

Asbestos-related expenses	—	—	(58.7)	(2.93)

Restructuring costs	(0.1)	(0.01)	(1.6)	(0.08)

Interest expense and royalties with GST	(4.1)	(0.19)	—	—

Other	(0.9)	(0.04)	(1.2)	(0.06)

Tax accrual adjustments	5.0	0.24	9.9	0.51

Impact	(0.1)	—	(51.6)	(2.56)

Net income (loss) from continuing operations	$6.3	$0.30	$(39.3)	$(1.96)

	Years Ended December 31,
	2010		2009
	$	Per share	$	Per share
Income before asbestos-related expenses and other selected items	$49.0	$2.37	$34.8	$1.72

Adjustments (net of tax):

Asbestos-related expenses	(14.6)	(0.71)	(84.7)	(4.23)

Restructuring costs	(0.6)	(0.03)	(6.4)	(0.32)

Goodwill impairment charge	—	—	(96.1)	(4.81)

Adjustment of liability for retiree medical benefits	—	—	12.0	0.60

Gain on deconsolidation of GST	33.8	1.64	—	—

Interest expense and royalties with GST	(9.3)	(0.45)	—	—

Other	(2.0)	(0.10)	(2.5)	(0.12)

Tax accrual adjustments	5.0	0.24	(0.7)	(0.03)

Impact	12.3	0.59	(178.4)	(8.91)

Net income (loss) from continuing operations	$61.3	$2.96	$(143.6)	$(7.19)

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount except for the goodwill impairment charge for which a $17 million benefit is reflected. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amounts for the asbestos-related expenses, goodwill impairment charge and gain on deconsolidation of GST are separately presented in the accompanying consolidated statements. The restructuring costs and other are included as part of other operating expense and selling, general and administrative expenses and the adjustment of liability for retiree medical benefits is included in other (non-operating) expense. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.

EnPro Industries, Inc.
Reconciliation of EBITDA to Segment Profit (Loss) (Unaudited)

For the Quarters and Years Ended December 31, 2010 and 2009
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2010
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$19.3	$6.6	$4.9	$30.8

Deduct depreciation and amortization expense	(3.5)	(4.9)	(0.9)	(9.3)

Segment profit	$15.8	$1.7	$4.0	$21.5

EBITDA margin	21.9%	8.6%	18.4%	16.1%

	Quarter Ended December 31, 2009
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$18.1	$6.3	$10.7	$35.1

Deduct depreciation and amortization expense	(4.4)	(4.9)	(1.1)	(10.4)

Segment profit	$13.7	$1.4	$9.6	$24.7

EBITDA margin	17.4%	9.6%	20.0%	15.7%

	Year Ended December 31, 2010
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$87.0	$34.7	$39.4	$161.1

Deduct depreciation and amortization expense	(16.7)	(18.4)	(3.9)	(39.0)

Segment profit	$70.3	$16.3	$35.5	$122.1

EBITDA margin	21.9%	11.5%	23.7%	18.6%

	Year Ended December 31, 2009
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$72.7	$5.7	$34.3	$112.7

Deduct depreciation and amortization expense	(16.9)	(19.0)	(3.8)	(39.7)

Segment profit (loss)	$55.8	$(13.3)	$30.5	$73.0

EBITDA margin	18.2%	2.4%	20.6%	14.0%

For a reconciliation of segment profit to income from continuing operations, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.
Reconciliation of EBITDAA to Net Income (Loss) from Continuing Operations (Unaudited)

For the Quarters and Years Ended December 31, 2010 and 2009
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA)	$17.4	$30.3	$121.8	$97.1

Adjustments:

Interest expense, net	(9.3)	(2.7)	(25.9)	(11.4)

Income tax benefit (expense)	9.5	42.1	(21.3)	54.6

Depreciation and amortization expense	(9.5)	(10.6)	(39.6)	(40.3)

Asbestos-related expenses	—	(93.9)	(23.3)	(135.5)

Restructuring costs	(0.2)	(2.5)	(0.9)	(10.2)

Goodwill impairment charge	—	—	—	(113.1)

Adjustment of liability for retiree medical benefits	—	—	—	19.2

Gain on deconsolidation of GST	—	—	54.1	—

Other	(1.6)	(2.0)	(3.6)	(4.0)

Impact	(11.1)	(69.6)	(60.5)	(240.7)

Net income (loss) from continuing operations	$6.3	$(39.3)	$61.3	$(143.6)

EnPro Industries, Inc.
Selected Pro Forma Results Reflecting Deconsolidation of GST (Unaudited)*

(Stated in Millions of Dollars)

	Quarter Ended		Quarter Ended
	December 31, 2010		December 31, 2009
	EnPro		EnPro
	Pro Forma	GST	Pro Forma	GST
Adjusted net sales	$187.3	$45.1	$183.6	$39.6

Segment profit/operating profit	$21.5	$5.9	$19.7	$5.0

EBITDAA	$17.4	$7.2	$22.4	$7.9

Income before asbestos-related expenses and other selected items	$6.4	$4.6	$7.6	$4.7

	Year Ended		Year Ended
	December 31, 2010		December 31, 2009
	EnPro		EnPro
	Pro Forma	GST	Pro Forma	GST
Adjusted net sales	$775.8	$182.7	$653.7	$149.3

Segment profit/operating profit	$108.0	$30.6	$53.4	$19.6

EBITDAA	$105.4	$35.8	$69.6	$27.5

Income before asbestos-related expenses and other selected items	$40.3	$20.5	$19.9	$14.9

	Year Ended		Year Ended
	December 31, 2010		December 31, 2009
	EnPro		EnPro
	Pro Forma	GST	Pro Forma	GST
EBDAA and other items	$117.1	$29.6	$54.1	$26.6
Change in working capital	(20.7)	2.9	12.8	4.6
Purchases of property, plant and equipment	(21.0)	(3.6)	(19.1)	(3.0)

Pre-asbestos free cash flow	75.4	28.9	47.8	28.2
Asbestos-related claims and expenses, net of insurance recoveries	—	16.0	—	(39.8)

Free cash flow	75.4	44.9	47.8	(11.6)
Non-operating items and discontinued operations	108.8	0.4	(35.9)	0.2

Increase (decrease) in cash	$184.2	$45.3	$11.9	$(11.4)

*	EnPro pro forma amounts reflect the impact of the deconsolidation of GST as if it had occurred on January 1, 2009. Adjusted net sales reflect third party sales only which differ from the sales reported on the accompanying consolidated statements of operations which include intercompany sales from EnPro to GST. Cash flows eliminate the impact of intercompany interest and loans between EnPro and GST.